Benihana Inc. Reports Fiscal Fourth Quarter and Full Year 2012 Results

MIAMI, June 15, 2012 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported financial results for its fiscal fourth quarter and full year ended April 1, 2012. The fourth quarter of fiscal year 2012 consisted of 13 weeks and the full fiscal year 2012 consisted of 53 weeks, while the comparable periods in fiscal year 2011 consisted of 12 weeks and 52 weeks, respectively.

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Performance Highlights

Highlights for the 13-week fiscal fourth quarter of 2012 relative to the 12-week fiscal fourth quarter of 2011 include:

  Company-wide comparable restaurant sales increased 4.8%, with the end of the quarter concluding Benihana's twenty-seventh consecutive four-week period of comparable sales growth, led by the Benihana Teppanyaki concept, which reported 6.1% comparable restaurant sales growth and traffic growth of 5.7%;
  Total restaurant sales increased 12.9% to $91.9 million from $81.4 million; excluding the extra week of sales in fiscal year 2012, total restaurant sales increased 4.1% to $84.7 million;
  Loss before income taxes was $436,000, compared to income before income taxes of $1.3 million; excluding the $2.6 million impairment charge recorded in the fourth quarter of fiscal year 2012 related to one underperforming restaurant (none in 2011), income before income taxes was $2.2 million, an increase of 66.3% over the prior year amount;
  Net income was $81,000, or $0.00 per diluted share, compared to net income of $298,000 or $0.02 per diluted share; excluding the $2.6 million impairment charge in the fourth quarter of fiscal year 2012 ($2.4 million after tax), net income was $2.5 million, or $0.14 per diluted share;
  Excluding the $2.6 million impairment charge in the fourth quarter of fiscal 2012, restaurant segment operating income increased 5.2% to $10.3 million from $9.8 million (the fourth quarter of fiscal 2012 included one extra week of operating results);
  The Company declared a fourth quarter dividend of $0.08 per share, which was paid on April 23, 2012.

Highlights for the 53-week fiscal year 2012 relative to the 52-week fiscal year 2011 include:

  Company-wide comparable restaurant sales increased 6.0%, led by the Benihana Teppanyaki concept, which reported 7.7% comparable restaurant sales growth and traffic growth of 6.3%;
  Total restaurant sales increased 7.5% to $350.4 million from $325.9 million; excluding the extra week of sales in fiscal year 2012, total restaurant sales increased 5.3% to $343.2 million;
  Income before income taxes was $4.1 million, compared to $665,000; excluding the $2.6 million impairment charge in fiscal year 2012 (none in 2011), income before income taxes was $6.7 million, a tenfold increase over the prior year amount;
  Net income was $3.6 million, or $0.21 per diluted share, compared to net income of $251,000 or $0.02 per diluted share; excluding the $2.6 million impairment charge in fiscal year 2012 ($2.4 million after tax), net income was $5.9 million, or $0.33 per diluted share;
  Excluding the $2.6 million impairment charge in fiscal 2012, restaurant segment operating income increased 14.7% to $35.7 million from $31.2 million (fiscal 2012 included one extra week of operating results);
  The Benihana Teppanyaki brand earned the Number One position in the Knapp-Track comparable sales survey for calendar 2011;
  Stockholders approved the reclassification of each share of Class A Common Stock into one share of Common Stock, and all outstanding shares of the Series B Preferred Stock were converted into Common Stock, thus simplifying the Company's capital structure;
  The Company initiated a dividend, declared after the conclusion of the third quarter; this initial quarterly dividend was established at $0.08 per common share.

Richard C. Stockinger, Chairman, President and Chief Executive Officer, said, "We are extremely pleased with our fiscal fourth quarter and full year 2012 results. Maintaining our comparable sales momentum in the midst of a very difficult economic and consumer environment is a significant achievement for our team. The Benihana Teppanyaki brand has especially excelled during this time frame, as evidenced by its Number One ranking in the Knapp-Track sales survey for calendar year 2011.

"We also were able to overcome commodity cost pressures and manage our operational results very effectively. The 14.7% increase in restaurant segment operating income, excluding the impact of the impairment charge, is evidence of the solid cost control initiatives and enhanced management tools we have implemented over the last three years.

"Finally, we have taken important actions during this fiscal year to enhance shareholder value, including the simplification of our capital structure and the initiation of a quarterly dividend program. We are pleased to have further created value for our shareholders through the announced transaction with Angelo Gordon, which recognizes the value of the Benihana brands and delivers a significant cash premium to our shareholders."

Fiscal Fourth Quarter 2012 Financial Results

Net income for the 13-week fourth quarter of fiscal 2012 was $81,000, or $0.00 per diluted share, compared to $298,000, or $0.02 per diluted share, in the same 12-week quarter of the prior year. Excluding the $2.6 million impairment charge ($2.4 million after tax) in the fourth quarter of 2012, net income was $2.5 million, or $0.14 per diluted share. Restaurant segment income from operations decreased 21.6% to $7.7 million for the fourth quarter of fiscal 2012 from $9.8 million in the same quarter of the prior year. Excluding the $2.6 million impairment charge, restaurant segment income from operations increased 5.2% to $10.3 million for the fourth quarter of fiscal 2012.

Excluding stock-based compensation expenses and certain non-recurring general and administrative expenses in both years, income from operations for the fourth quarter of fiscal 2012 was $823,000 ($3.4 million, excluding impairment) as compared to $5.3 million in the same period of the prior year.

For the fiscal fourth quarter of 2012, total revenues increased 12.8% to $92.3 million from $81.8 million in the same prior year quarter, driven by a 12.9% increase in total restaurant sales. The fourth quarter of fiscal 2012 consisted of 13 weeks while the same period of fiscal 2011 consisted of 12 weeks.

Company-wide comparable restaurant sales increased 4.8% during the quarter, with the end of the quarter concluding our twenty-seventh consecutive four-week period of comparable sales growth, including increases of 6.1% at Benihana Teppanyaki restaurants, 2.1% at RA Sushi, and 2.2% at Haru. This represented the ninth consecutive quarter of company-wide comparable sales increases, led by traffic growth of 5.9% at Benihana Teppanyaki.

During the quarter, Benihana Teppanyaki represented approximately 68% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23% and 9%, respectively. There were a total of 1,239 store-operating weeks in the fiscal fourth quarter of 2012 compared to 1,164 in the same prior year quarter, reflecting the additional week of operating results included in the 2012 quarter.

Cost of food and beverage sales for the fiscal fourth quarter of 2012 totaled $22.8 million, or 24.8% of restaurant sales, compared to $20.1 million, or 24.7% of restaurant sales, in the fiscal fourth quarter of 2011. The slight increase as a percentage of restaurant sales resulted from escalating commodity costs that more than offset certain menu price increases taken at the beginning of the 2012 fiscal year and shallowing of discounts taken at various times throughout the 2012 fiscal year.

Restaurant operating expenses for the fiscal fourth quarter of 2012 increased $7.4 million and 0.9% as a percentage of restaurant sales, compared to the same prior year period. The increase as a percentage of restaurant sales was due to increased bonuses and other benefits-related costs and increased advertising and promotional expenses, partially offset by reduced occupancy costs and other fixed cost leverage on higher sales volumes. The increase in advertising and promotional costs was primarily due to the costs to produce a commercial for Benihana Teppanyaki and air it on numerous online venues during the fourth quarter.

General and administrative expenses for the fiscal fourth quarter of 2012 totaled $9.6 million, compared to $9.2 million for the same period in the prior year. The current year quarter included $714,000 of non-recurring expenses related to the current year review of strategic alternatives, including a possible sale of the Company, and $447,000 of stock-based compensation expenses. The prior year quarter included $819,000 of non-recurring expenses primarily incurred in conjunction with the prior year assessment of strategic alternatives. In connection with this prior year evaluation of strategic alternatives, the potential sale process was terminated in May 2011. The prior year quarter also included $2.3 million of stock-based compensation expenses.

Recurring general and administrative expenses were $8.4 million for the fiscal fourth quarter of 2012, an increase of $2.4 million or 1.7% when expressed as a percentage of total revenues, compared to the same prior year quarter. The increase was due primarily to higher legal and professional fees, particularly as associated with claims involving wage and hour laws in both California and New York, and including a net settlement amount accrued during the quarter related to one of the California cases.

The loss from operations was $338,000 for the fiscal fourth quarter of 2012 as compared to income from operations of $2.2 million for the same period in the prior year. Excluding $2.6 million of impairment charges recorded in the current year quarter, income from operations was $2.3 million. Interest expense was $98,000 for the current year quarter, compared to $883,000 for the prior year quarter, as a result of higher outstanding borrowings in the prior year.

The income tax benefit was $517,000 for the fiscal fourth quarter of 2012 (an effective rate of 119%), compared to an expense of $766,000 for the same period in the prior year (an effective rate of 58%). The high, negative effective tax rate during the current year quarter is primarily due to the relative impact of tax credits on the lower pre-tax loss results.

Fiscal Year 2012 Financial Results

Net income for the 53-week fiscal year 2012 was $3.6 million, or $0.21 per diluted share, compared to $251,000, or $0.02 per diluted share, in the 52-week prior year. Excluding the $2.6 million impairment charge ($2.4 million after tax) in fiscal 2012, net income was $5.9 million, or $0.33 per diluted share.

Restaurant segment income from operations increased 6.2% to $33.1 million for fiscal 2012 from $31.2 million in the same quarter of the prior year. Excluding the $2.6 million impairment charge, restaurant segment income from operations increased 14.7% to $35.7 million for fiscal 2012.

Excluding stock-based compensation expenses and certain non-recurring general and administrative expenses in both years, income from operations for fiscal 2012 was $10.4 million ($13.0 million, excluding impairment) as compared to $10.1 million in the same period of the prior year.

For fiscal 2012, total revenues increased 7.5% to $352.1 million from $327.6 million in the same prior year quarter, driven by a 7.5% increase in total restaurant sales. Fiscal year 2012 consisted of 53 weeks while fiscal 2011 consisted of 52 weeks.

Company-wide comparable restaurant sales increased 6.0% during the year, including increases of 7.7% at Benihana Teppanyaki restaurants, 3.5% at RA Sushi, and 0.8% at Haru. These results were led by traffic growth of 6.3% at Benihana Teppanyaki.

During the year, Benihana Teppanyaki represented approximately 68% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23% and 9%, respectively. There were a total of 5,071 store-operating weeks in fiscal 2012 compared to 5,034 in the prior year quarter, reflecting the additional week of operating results included in 2012, partially offset by temporary or permanent unit closures in the current year.

Cost of food and beverage sales for fiscal 2012 totaled $87.1 million, or 24.9% of restaurant sales, compared to $79.8 million, or 24.5% of restaurant sales, in fiscal 2011. The increase as a percentage of restaurant sales resulted from escalating commodity costs that more than offset certain menu price increases taken at the beginning of the 2012 fiscal year and shallowing of discounts taken at various times throughout the 2012 fiscal year.

Restaurant operating expenses for fiscal 2012 increased $13.2 million and decreased 0.8% as a percentage of restaurant sales, compared to the same prior year period. The decrease as a percentage of restaurant sales was primarily due to fixed cost leverage on higher sales volumes, partially offset by increased advertising and promotional costs. The increase in advertising and promotional costs was due to the costs of production and online airing of a commercial for Benihana Teppanyaki in late fiscal 2012, and the continued growth of the Chef's Table program.

General and administrative expenses for fiscal 2012 totaled $35.2 million, compared to $36.4 million for the prior year. The current year included $3.1 million of non-recurring expenses ($2.0 million related to the special shareholders' meetings and $1.1 million related to the current and prior years' reviews of strategic alternatives, including a possible sale of the company), and $2.8 million of stock-based compensation expenses. The prior year included $5.3 million of non-recurring expenses primarily incurred in conjunction with operational and financial consulting activities, the prior year assessment of strategic alternatives and costs related to the annual shareholders' meeting proxy contest. In connection with this prior year evaluation of strategic alternatives, the potential sale process was terminated in May 2011. The prior year also included $2.7 million of stock-based compensation expenses.

Recurring general and administrative expenses were $29.3 million for fiscal 2012, an increase of $1.0 million but a decrease of 0.3% when expressed as a percentage of total revenues, compared to the prior year. The dollar increase was due primarily to higher legal and professional fees, particularly as associated with claims involving wage and hour laws in both California and New York, and including a net settlement amount accrued during the current year related to one of the California cases.

Income from operations was $4.5 million for fiscal 2012 as compared to $2.0 million for the prior year. Excluding $2.6 million of impairment charges recorded in the current year, income from operations was $7.2 million, a 58% increase.

Interest expense was $448,000 for the current year, compared to $1.4 million for the prior year, as a result of higher outstanding borrowings in the prior year.

Income tax expense was $87,000 for fiscal 2012 (an effective rate of 2.1%), compared to an income tax benefit of $670,000 for the prior year (an effective rate of -101%). The low effective tax rate in the current year and the high negative effective tax rate during the prior year are both primarily due to the impact of the relatively consistent amount of tax credits on the respective pre-tax income results.

Capital expenditures were $10.1 million for fiscal 2012, compared to $8.1 million the prior year. We expect fiscal year 2013 capital expenditures to be approximately $13 million, before considering new unit development.

Stockholder Initiatives

As previously announced, at a special meeting of stockholders on November 17, 2011, the stockholders approved the reclassification of each outstanding share of Class A Common Stock into one share of Common Stock. In connection with the reclassification, the number of authorized shares of Common Stock was increased from 12 million to 24 million shares. Additionally, Benihana's shareholder rights plan, under which a preferred share purchase right is represented by outstanding shares of our Common Stock and Class A Common Stock, automatically expired in connection with the reclassification.

Also as previously announced, on January 3, 2012, the Board of Directors authorized and declared a quarterly dividend in the amount of $0.08 per share of Common Stock. The dividend was paid in cash on January 30, 2012, to stockholders of record at the close of business on January 13, 2012. Additionally, on March 26, 2012, the Board of Directors authorized and declared a quarterly dividend in the amount of $0.08 per share of Common Stock. The dividend was paid in cash on April 23, 2012, to stockholders of record at the close of business on April 6, 2012.

Recent Development

On May 22, 2012, we entered into an Agreement and Plan of Merger with Safflower Holdings Corp. and Safflower Acquisition Corp. Under the terms of the agreement, approved by Benihana's Board of Directors, if the merger is consummated, each outstanding share of Benihana's Common Stock will be converted into the right to receive $16.30 per share in cash. The consummation of the merger is subject to customary closing conditions, including the approval of Benihana's stockholders and regulatory clearance. Safflower Holdings Corp. is owned by funds advised by Angelo, Gordon & Co, L.P.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN) is the nation's leading operator of Japanese theme and sushi restaurants with 95 Company-owned restaurants nationwide, including 62 Benihana restaurants, 25 RA Sushi restaurants and eight Haru restaurants. In addition, 16 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)
(In thousands)

	Three Periods Ended
	April 1,	March 27,	Percentage
	2012	2011	change
Comparable restaurant sales by concept:
Teppanyaki	$ 58,099	$ 54,738	6.1%
RA Sushi	19,217	18,818	2.1%
Haru	7,371	7,214	2.2%
Total comparable restaurant sales	$ 84,687	$ 80,770	4.8%

	Fiscal Year Ended
	April 1,	March 27,	Percentage
	2012	2011	change
Comparable restaurant sales by concept:
Teppanyaki	$ 231,524	$ 215,002	7.7%
RA Sushi	79,197	76,546	3.5%
Haru	31,912	31,646	0.8%
Total comparable restaurant sales	$ 342,633	$ 323,194	6.0%

Benihana Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	Three Periods Ended
	April 1,		March 27,
	2012		2011
	(13 weeks)		(12 weeks)
Revenues:
Restaurant sales	$ 91,909	99.6%	$ 81,385	99.5%
Franchise fees and royalties	380	0.4%	401	0.5%
Total revenues	92,289	100.0%	81,786	100.0%

Restaurant Expenses:
Cost of food and beverage sales	22,760	24.8%	20,129	24.7%
Restaurant operating expenses	57,646	62.7%	50,285	61.8%
General and administrative expenses	9,596	10.4%	9,174	11.2%
Impairment charges	2,625	2.8%	-	0.0%
Total operating expenses	92,627	100.4%	79,588	97.3%

Income (Loss) from operations	(338)	-0.4%	2,198	2.7%
Interest expense, net	(98)	-0.1%	(883)	-1.1%

Income (Loss) before income taxes	(436)	-0.5%	1,315	1.6%
Income tax (benefit) expense	(517)	-0.6%	766	0.9%

Net Income	81	0.1%	549	0.7%
Less: Accretion of preferred stock issuance costs and preferred stock dividends	-		251

Net income attributable to common stockholders	$ 81		$ 298

Earnings Per Share
Basic earnings per common share	$ 0.00		$ 0.02
Diluted earnings per common share	$ 0.00		$ 0.02

Weighted Average Shares Outstanding
Basic	17,931		15,983
Diluted	17,998		16,037

Benihana Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	Fiscal Year Ended
	April 1,		March 27,
	2012		2011
	( 53 weeks)		(52 weeks)
Revenues:
Restaurant sales	$ 350,374	99.5%	$ 325,921	99.5%
Franchise fees and royalties	1,703	0.5%	1,719	0.5%
Total revenues	352,077	100.0%	327,640	100.0%

Restaurant Expenses:
Cost of food and beverage sales	87,144	24.9%	79,810	24.5%
Restaurant operating expenses	222,576	63.5%	209,416	64.3%
Restaurant opening costs	-	0.0%	8	0.0%
General and administrative expenses	35,200	10.0%	36,373	11.1%
Impairment charges	2,625	0.7%	-	0.0%
Total operating expenses	347,545	98.7%	325,607	99.4%

Income from operations	4,532	1.3%	2,033	0.6%
Interest expense, net	(448)	-0.1%	(1,368)	-0.4%

Income before income taxes	4,084	1.2%	665	0.2%
Income tax expense (benefit)	87	0.0%	(670)	-0.2%

Net Income	3,997	1.1%	1,335	0.4%
Less: Accretion of preferred stock issuance costs and preferred stock dividends
	440		1,084

Net income attributable to common stockholders	$ 3,557		$ 251

Earnings Per Share
Basic earnings per common share	$ 0.21		$ 0.02
Diluted earnings per common share	$ 0.21		$ 0.02

Weighted Average Shares Outstanding
Basic	17,190		15,581
Diluted	17,239		15,612

Benihana Inc. and Subsidiaries
Condensed Balance Sheet Data
(Unaudited)
(In thousands)

	April 1,	March 27,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$ 20,644	$ 4,038
Other current assets	14,228	11,133
Total current assets	34,872	15,171

Property and equipment, net	172,043	182,992
Goodwill	6,896	6,896
Deferred income tax asset, net	15,612	15,823
Total assets	$ 229,423	$ 220,882

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current Liabilities:
Current liabilities	42,840	33,467
Total current liabilities	42,840	33,467

Borrowings under line of credit	-	5,689
Long term liabilities	15,779	15,293
Total liabilities	58,619	54,449

Convertible preferred stock	-	19,710

Stockholders' Equity
Total stockholders' equity	170,804	146,723
Total liabilities, convertible preferred stock and stockholders' equity	$ 229,423	$ 220,882

Contact

Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800